Exhibit 2.1

CIFC CORP.
AGREEMENT AND PLAN OF MERGER
NOVEMBER 11, 2015

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EXHIBIT A -- Form of Amended and Restated Certificate of Incorporation of CIFC Corp.
EXHIBIT B -- Form of Amended and Restated By-Laws of CIFC Corp.

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AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of November 11, 2015, by and among CIFC LLC, a Delaware limited liability company (the “LLC”), CIFC Corp., a Delaware corporation (the “Corporation”), and CIFC Merger Corp., a Delaware corporation (“Merger Corp.”) and a wholly owned subsidiary of the LLC.
RECITALS
WHEREAS, the Corporation desires to implement a transaction (the “Reorganization Transaction”) whereby the Corporation will (i) become a subsidiary of the LLC, and (ii) undertake certain related transactions;
WHEREAS, the Reorganization Transaction contemplates, among other things, the merger of Merger Corp. with and into the Corporation (the “Merger”), with the stockholders of the Corporation having their shares of common stock converted into the right to receive an equal number of common shares representing limited liability company interests in the LLC, all pursuant to this Agreement;
WHEREAS, for U.S. federal income tax purposes it is intended that the Merger qualify as a tax-deferred contribution of the common stock of the Corporation to the LLC within the meaning of Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Board of Directors of the Corporation, the sole member of the LLC and the Board of Directors of Merger Corp. each has determined that the Merger is advisable and in the best interests of the Corporation, the LLC and Merger Corp., respectively, and in the best interests of their respective shareholders and members, and have approved this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:
ARTICLE ONE
1.The Merger.
1.1    The Merger. At the Effective Time (as defined in Section 1.2), subject to the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), (i) Merger Corp. shall be merged with and into the Corporation, (ii) the separate corporate existence of Merger Corp. shall cease, and (iii) the Corporation shall continue as the surviving corporation of the Merger. The Corporation as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
1.2    Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such time, date and place as the parties may agree, but in no event prior to the satisfaction or waiver, where permitted, of each of the conditions set forth in Article 3 below (the “Closing Date”). In connection with the Closing, the parties shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing or such later time as provided therein being the “Effective Time”).
1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.
1.4    Surviving Corporation.
(a)    Certificate of Incorporation and By-Laws of the Surviving Corporation. As of the Effective Time, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall be amended and restated to be in the forms attached hereto as Exhibit A and Exhibit B, respectively.
(b)    Officers and Directors. The officers and directors of Merger Corp. immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal.
ARTICLE TWO
2.    Effect on Capital Stock.
2.1    Effect on Capital Stock. By virtue of the Merger and without any action on the part of the Merger Corp., the Corporation or any of their respective stockholders, or any holder of any LLC Interests (as defined below), the following shall occur at the Effective Time:
(a)    CIFC Corp. Common Stock. Each share of common stock, par value $0.001 per share, of the Corporation (“Corporation Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined below) shall be converted into the right to receive one validly issued common share representing a limited liability company interest in the LLC (“LLC Share”). From and after the Effective Time, (i) all certificates representing Corporation Common Stock (other than Dissenting Shares) shall be deemed for all purposes to represent the number of LLC Shares into which the Corporation Common Stock they previously represented were converted into the right to receive in accordance with the immediately preceding sentence, and (ii) each holder of Corporation Common Stock (other than Dissenting Stockholders, as defined below) shall be automatically admitted to the LLC as a member of the LLC.
(b)    Treasury Shares. Each share of Corporation Common Stock that is owned by the Corporation as treasury stock, if any, shall be automatically converted without any consideration into the right to receive one LLC Share.

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(c)    CIFC LLC Interests. In accordance with the limited liability company agreement of the LLC as in effect immediately prior to the Merger (the “LLC Agreement”), each limited liability company interest in the LLC (an “LLC Interest”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the LLC or the holder of such LLC Interests, cease to be outstanding, shall be automatically canceled and retired, and, simultaneously with the admission of members of the LLC pursuant to Section 2.1(a), each person or entity that was a member of the LLC immediately prior to the Effective Time shall, by virtue of the Merger, automatically cease to be a member of the LLC. In accordance with the LLC Agreement, any consideration paid by a member of the LLC prior to the Effective Time for any LLC Interests shall be returned to such member in connection with the cancelation and retirement of such LLC Interests.
(d)    CIFC Merger Corp. Common Stock. Each share of common stock, par value $0.01 per share, of Merger Corp. (“Merger Corp. Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). For clarity, as of the Effective Time, all of the issued and outstanding shares of Surviving Corporation Common Stock shall be held by the LLC.
2.2    Effect on Corporation Equity Incentive Plan.
(a)    At the Effective Time, each option granted by the Corporation to purchase shares of Corporation Common Stock (each, a “Corporation Option”) pursuant to the CIFC Corp. 2011 Stock Option and Incentive Plan (the “Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Corporation Common Stock and shall be converted automatically into an option to acquire LLC Shares, on the same terms and conditions, including, but not limited to, the same number of shares, same exercise price and same vesting conditions, as were applicable to such Corporation Option under the terms of the Stock Plan and the agreement evidencing the grant thereunder, and the LLC shall assume each such Corporation Option (hereinafter, “Assumed Option”).
(b)    At the Effective Time, each Corporation restricted stock unit that was issued under the Stock Plan (each a “Corporation Restricted Stock Unit Award”) and that remains outstanding immediately prior to the Effective Time shall be automatically converted into a restricted share unit award denominated in LLC Shares, on the same terms and conditions, including, but not limited to, the same number of shares and same conditions, as were applicable to such Corporation Restricted Stock Unit Award under the terms of the Stock Plan and the agreement evidencing the grant thereunder, and the LLC shall assume each such Corporation Restricted Stock Unit Award (hereinafter, “Assumed Restricted Stock Unit Award”).
(c)    The LLC shall take such actions as are necessary for the assumption of the Assumed Options and Assumed Restricted Stock Unit Awards pursuant to this Section 2.2, including the reservation, issuance and listing of LLC Shares as is necessary to effectuate the transactions contemplated by this Section 2.2. The LLC shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a

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registration statement previously filed under the 1933 Act, with respect to the LLC Shares subject to the Assumed Options and Assumed Restricted Stock Units.
2.3    Certificates.
(c)    As of the Effective Time, all outstanding shares of Corporation Common Stock shall no longer be outstanding and shall automatically be converted into the right to receive LLC Shares as described above, and, subject to Section 2.4, each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented shares of Corporation Common Stock shall cease to have any rights with respect to such shares, except (A) with respect to any Dissenting Shares, (B) as otherwise provided by applicable law, and (C) any dividends or other distributions to which such holder is entitled to prior to the Effective Time, without any interest thereon.
(d)    Subject to Section 2.4, each outstanding certificate (or evidence of shares in book-entry form) representing shares of Corporation Common Stock shall be deemed for all purposes, from and after the Effective Time, to represent the same number of LLC Shares into which the Corporation Common Stock they previously represented were converted into the right to receive in the Merger pursuant to Sections 2.1(a)-(c), as applicable. Holders of such outstanding certificates shall not be asked to surrender them for cancellation in connection with the Merger. Subject to Section 2.4, the registered owner on the books and records of the Corporation immediately prior to the Merger of all such outstanding certificates (or evidence of shares in book-entry form) shall have and be entitled to exercise all voting and other rights with respect to, and to receive dividends and other distributions upon the LLC Shares represented by such outstanding certificates (or evidence of shares in book-entry form) after the Effective Time. If, after the Effective Time, certificates representing shares of Corporation Common Stock are presented to the LLC, or its designated transfer agent, such certificates shall be canceled and exchanged for certificates (or evidence of shares in book-entry form) representing LLC Shares.
(e)    At and after the Effective Time, there shall be no transfers on the stock transfer books of the Corporation of shares of Corporation Common Stock that were outstanding immediately prior to the Effective Time.
(f)    To the fullest extent permitted by law, none of the Corporation, the LLC, Merger Corp., or any other person shall be liable to any former stockholder of the Corporation for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.
2.4    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Corporation Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder of the Corporation who has not voted or consented in writing to adopt this Agreement and who is entitled to demand, and properly demands, appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (such stockholders, the “Dissenting Stockholders”, and such shares of Corporation Common Stock, the “Dissenting Shares”), shall not be converted into the right to receive LLC Shares, but instead shall be cancelled and Dissenting Stockholders

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shall cease to have any rights with respect to such Dissenting Shares, other than the right to be paid the fair value of such Dissenting Shares as may be granted pursuant to Section 262 of the DGCL, unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn his demand or his lost rights to appraisal under the DGCL. If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect, or shall have effectively withdrawn his or her demand or lost his or her rights to appraisal under the DGCL, (i) such Dissenting Stockholder’s shares of Corporation Common Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement, and such holder’s shares of Corporation Common Stock shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive LLC Shares in accordance with Section 2.1(a), and any dividends or other distributions to which such holder is entitled, without any interest thereon, and (ii) such Dissenting Stockholder shall cease to be a Dissenting Stockholder, shares of Corporation Common Stock owned by such person shall cease to be Dissenting Shares, and such person shall be automatically admitted to the LLC as a member of the LLC.
ARTICLE THREE
3.    Conditions.
3.1    Conditions as to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (as set forth in Section 5.7) of the following conditions at or prior to the Closing Date:
(d)    This Agreement shall have been duly adopted by the requisite vote of the stockholders of the Corporation.
(e)    The Corporation shall have received from its counsel, Simpson Thacher & Bartlett LLP, an opinion, in form and substance satisfactory to the Corporation, to the effect that (i) the Merger qualifies as a tax-deferred contribution of Corporation Common Stock to the LLC under Section 721 of the Code, and (ii) the LLC will be treated for U.S. federal income tax purposes as a partnership, and not as an association or publicly traded partnership taxable as a corporation.
(f)    The LLC Shares issuable to stockholders of the Corporation pursuant to this Agreement shall have been approved for listing on the NASDAQ Stock Market, subject to official notice of issuance.
(g)    The Registration Statement on Form S-4 (the “Form S-4”) filed with the Securities and Exchange Commission by the LLC in connection with the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or the initiation of any proceeding seeking a stop order.
(h)    No order, injunction or decree has been issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Merger or any of the transactions related thereto, shall be in effect.

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(i)    The Corporation and the LLC shall have received all governmental approvals and third party consents to the Merger and other transactions described in the Form S-4, except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Corporation, the LLC and their subsidiaries taken as a whole.
ARTICLE FOUR
4.    Termination.
4.1    Termination of Agreement. This Agreement may be terminated, and the Merger may be abandoned, at any time and for any reason prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Corporation, by either (i) the mutual written consent of the Board of Directors of the Corporation, the sole member of the LLC and the Board of Directors of Merger Corp., or (ii) the Board of Directors of the Corporation in its sole discretion.
4.2    Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 4, this Agreement shall forthwith become null and void, will have no effect, and no party hereto (or any of their respective directors, members or officers) shall have any liability or further obligation to any other party to this Agreement.
ARTICLE FIVE
5.    General Provisions.
5.1    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.
5.2    Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Agreement by the stockholders of the Corporation, but after such stockholder approval, no amendment shall be made that by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
5.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.
5.4    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

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5.5    Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
5.6    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
5.7    Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.
5.8    No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

CIFC Corp.
By: /s/ Julian Weldon
Name: Julian Weldon
Title: General Counsel

CIFC LLC
By: CIFC Corp., its sole member

By: /s/ Julian Weldon
Name: Julian Weldon
Title: General Counsel

CIFC Merger Corp.
By: /s/ Julian Weldon
Name: Julian Weldon
Title: General Counsel

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF CIFC CORP.

FIRST: The name of the Corporation is CIFC Corp. (the “Corporation”).
SECOND: The registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County; and the name of the Corporation’s registered agent at such address is Corporation Service Company.
THIRD: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $.01 per share.
FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
SIXTH: Except as otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, to the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, modification or repeal.

Exhibit B

CIFC CORP.
FORM OF AMENDED AND RESTATED BY-LAWS
ARTICLE I
MEETINGS OF STOCKHOLDERS
Section 1.    Place of Meeting. Meetings of the stockholders of CIFC Corp. (the “Corporation”) shall be held at such place either within or without the State of Delaware as the Board of Directors may determine.
Section 2.    Annual and Special Meetings. Annual meetings of stockholders shall be held, at a date, time and place fixed by the Board of Directors and stated in the notice of meeting, to elect a Board of Directors and to transact such other business as may properly come before the meeting. Special meetings of the stockholders of the Corporation may be called only by the Chief Executive Officer of the Corporation, a President of the Corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors.
Section 3.    Notice. Except as otherwise provided by law, at least 10 and not more than 60 days before each meeting of stockholders, written notice of the time, date and place of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder.
Section 4.    Quorum. At any meeting of stockholders, the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock shall constitute a quorum for the transaction of business, except as otherwise provided by law. In the absence of a quorum, any officer entitled to preside at or to act as secretary of the meeting shall have power to adjourn the meeting from time to time until a quorum is present.
Section 5.    Voting. Except as otherwise provided by law, all matters submitted to a meeting of stockholders shall be decided by vote of the holders of record, present in person or by proxy, of a majority of the Corporation’s issued and outstanding capital stock.
Section 6.    Action by Written Consent of Stockholders. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

ARTICLE II
DIRECTORS
Section 1.    Number, Election and Removal of Directors. The Board of Directors of the Corporation shall consist of such number of directors as shall from time to time be fixed by resolution of the Board of Directors or by the stockholders. The Directors shall be elected by stockholders at their annual meeting. Vacancies and newly created directorships resulting from any increase in the number of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by the sole remaining Director or by the stockholders. A Director may be removed with or without cause by the stockholders.
Section 2.    Meetings. Regular meetings of the Board of Directors shall be held at such times and places as may from time to time be fixed by the Board of Directors or as may be specified in a notice of meeting. Special meetings of the Board of Directors may be held at any time upon the call of the Chairman of the Board or the Chief Executive Officer or President (or the officer of the Corporation acting in such capacity).
Section 3.    Notice. Notice need not be given of regular meetings of the Board of Directors. At least one business day before each special meeting of the Board of Directors, written or oral (either in person or by telephone), notice of the time, date and place of the meeting and the purpose or purposes for which the meeting is called, shall be given to each Director; provided that notice of any meeting need not be given to any Director who shall be present at such meeting (in person or by telephone) or who shall waive notice thereof in writing either before or after such meeting.

Section 4.    Quorum. One third of the total number of Directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, the Directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation, these By-Laws or any contract or agreement to which the Corporation is a party, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors.
Section 5.    Committees. The Board of Directors may, by resolution adopted by the Board of Directors, designate one or more committees, including, without limitation, an Executive Committee, to have and exercise such power and authority as the Board of Directors shall specify. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another Director to act as the replacement for the absent or disqualified member.
Section 6.    Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

ARTICLE III
OFFICERS
The officers of the Corporation may consist of a Chief Executive Officer, a President, a Secretary, and such other additional officers with such titles as the Board of Directors shall determine, all of which shall be chosen by and shall serve at the pleasure of the Board of Directors. Such officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board of Directors. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the Chief Executive Officer, if any, or any President, with or without cause. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause. The Board of Directors may elect or appoint co-Chairmen of the Board, co-Chief Executive Officers or co-Presidents and, in such case, references in these By-Laws to the Chairman of the Board, the Chief Executive Officer or to the President shall refer to each such co-Chairman of the Board, co-Chief Executive Officer or co-President, as the case may be.
ARTICLE IV
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
Section 1.    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation.
Section 2.    Advancement of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article IV or otherwise.
Section 3.    Claims. If a claim for indemnification under this Article IV (following the final disposition of such proceeding) is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses under this Article IV is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Covered Person shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses hereunder or under applicable law.
Section 4.    Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article IV shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.
Section 5.    Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.
Section 6.    Amendment or Repeal. Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these By-Laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.
Section 7.    Other Indemnification and Advancement of Expenses. This Article IV shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.
ARTICLE V
GENERAL PROVISIONS
Section 1.    Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board of Directors.
Section 2.    Corporate Books. The books of the Corporation may be kept at such place within or outside the State of Delaware as the Board of Directors may from time to time determine.

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